Press Release

UnitedAuto Group, Inc.
2555 Telegraph Road
Bloomfield Hills, MI 48302-0954

Contact:	Jim Davidson Executive Vice President - Finance	Phil Hartz Senior Vice President - Corporate Communications	Tony Pordon Vice President - Investor Relations

	201-325-3303	248-648-2610	248-648-2540

	jdavidson@unitedauto.com	phartz@unitedauto.com	tony.pordon@unitedauto.com

FOR IMMEDIATE RELEASE

UNITEDAUTO COMPLETES INSKIP AUTOCENTER ACQUISITION

DETROIT, MI, April 28, 2003 — UnitedAuto Group, Inc. (NYSE: UAG), a FORTUNE 500 automotive specialty retailer, today announced that it has completed the acquisition of the Inskip Autocenter dealerships located in Warwick, Rhode Island. Inskip represents 9 brands including, Acura, Audi, Bentley, BMW, Infiniti, Lexus, Mercedes-Benz, Porsche and Volvo. Estimated annualized revenues relating to Inskip are $300 million.

Roger Penske, UnitedAuto Chairman said, “We are extremely pleased to increase our presence in the northeastern United States market. The acquisition of the Inskip brands fits right into our strategy of acquiring the right brands in the right markets. We welcome Inskip to the UnitedAuto team.”

UnitedAuto, which has pursued a strategy based on internal growth from its existing dealerships, as well as from strategic acquisitions, operates 138 franchises in the United States and 71 franchises internationally, primarily in the United Kingdom. UnitedAuto dealerships sell new and used vehicles, and market a complete line of after-market automotive products and services.

Statements in this press release involve forward-looking statements, including forward-looking statements regarding UnitedAuto’s future sales potential. Actual results may vary materially because of risks and uncertainties, including external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. These forward-looking statements should be evaluated together with additional information about UnitedAuto’s business, markets, conditions and other uncertainties which could affect UnitedAuto’s future performance, which are contained in UnitedAuto’s Form 10-K for the year ended December 31, 2002 and its other filings with the Securities and Exchange Commission and which are incorporated into this press release by reference.

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